                                                                    EXHIBIT 11.6

                              HUGHES SUPPLY, INC.

  COMPUTATION OF SUPPLEMENTAL PRO FORMA AS ADJUSTED FULLY DILUTED EARNINGS PER
                                     SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS
                                                                   ENDED
                                                              OCTOBER 31, 1996
                                                              ----------------
Supplemental pro forma as adjusted net income...............      $27,242
                                                                  =======
Weighted average shares outstanding:
  Common stock and equivalents(1)...........................       10,242
  Shares issued pursuant to PVF acquisition(2)..............          369
  Shares issued in connection with the Notes Offering(3)....          921
                                                                  -------
Total shares................................................       11,532
                                                                  -------
Supplemental pro forma as adjusted fully diluted earnings
  per share.................................................      $  2.36
                                                                  =======

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(1) Common stock and equivalents gives effect to the business combinations between the Company and PPSC, Sunbelt and the Metals Group, which were consummated after October 1996 and accounted for as poolings of interests.
(2) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.
(3) Represents number of shares issued in the common stock offering in connection with the Notes offering. Shares are considered outstanding from January 27, 1996.